Fidelity Asset Manager 20%, Fidelity Asset Manager 30%, Fidelity Asset Manager 40%, Fidelity Asset Manager 50%, Fidelity Asset Manager 60%, Fidelity Asset Manager 70%, and Fidelity Asset Manager 85%:

Effective October 2, 2009, the funds increased the international equity exposure within their target asset mix to 30% of total equity.

Fidelity Asset Manager 20%, Fidelity Asset Manager 30%, Fidelity Asset Manager 40%, Fidelity Asset Manager 50%, Fidelity Asset Manager 60%, Fidelity Asset Manager 70%, and Fidelity Asset Manager 85%:

The fund can invest in all types of stocks, bonds, and derivatives and forward-settling securities, directly or through central funds, and may make investments that do not fall into any of the three asset classes discussed above, including investments in commodity-linked derivative instruments such as commodity-linked notes and commodity futures and swaps. FMR may also use derivatives to manage asset allocation: for example, by buying stock index futures to increase the fund's allocation to stocks.

Although the underlying Fidelity central funds are categorized generally as stock, bond (investment-grade or high yield), and short-term/money market funds, many of the underlying Fidelity central funds may invest in securities of foreign and domestic issuers, investment-grade and high yield bonds, commodity-linked derivative instruments, and other securities.